Exhibit 5.01

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

November 16, 2012

Superfund Capital Management, Inc.

General Partner of Superfund Green, L.P.

Otway Building

P.O. Box 1479

Grand Anse

St. Georges, Grenada

West Indies

Re:	Superfund Green, L.P. Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 filed by Superfund Green, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about November 16, 2012 (the “Registration Statement”), relating to the registration of units of limited partnership interest of the Partnership (the “Units”), as set forth on the cover page of the Registration Statement and described in the prospectus included therein.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed herein.

For purposes of rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval System or other sites on the internet, and the authenticity of the originals of all such latter documents.

Based on the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Partnership is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”).

2. Assuming (i) the due authorization, execution and delivery to Superfund Capital Management, Inc., the general partner of the Partnership (the “General Partner”), or its delegate of a Subscription Agreement in the form filed as an exhibit to the Registration Statement (the “Subscription

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Superfund Capital Management, Inc.

November 16, 2012

Agreement”) by each subscriber for Units determined by the General Partner to be admitted as a limited partner of the Partnership (collectively, the “Subscribers”), (ii) the due acceptance by the General Partner of a Subscription Agreement from each Subscriber and the due acceptance by the General Partner of the admission of each Subscriber as a limited partner of the Partnership, (iii) the payment by each Subscriber of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership reflect all partners admitted in accordance with Section 17-301 of the Delaware Act, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold as described in the Registration Statement and the Partnership’s Sixth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”), a form of which is included as an exhibit to the Registration Statement, the Units to be issued to the Subscribers will represent legally issued limited partnership interests in the Partnership and, subject to the qualifications set forth herein, such Subscribers will not have any further obligation to make payments to the Partnership or its creditors or contributions to the Partnership or its creditors solely by reason of ownership of Units, and as to such Units the Subscribers as limited partners of the Partnership will have no liability in excess of their obligations to make contributions to the Partnership as provided in the Partnership Agreement and their share of the Partnership’s assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it as and to the extent provided in the Delaware Act).

This opinion letter is limited to the Securities Act and the Delaware Act, including applicable reported judicial decisions and provisions of the Delaware Constitution. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, in the case of Delaware, any other Delaware laws, rules or regulations, or as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

In rendering our opinion set forth in paragraph 1 above, we have relied solely upon a certificate of a governmental authority or official.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP